Exhibit 99

News Release

SLB Announces Second-Quarter 2024 Results

•	Revenue of $9.14 billion increased 5% sequentially and 13% year on year

•	GAAP EPS of $0.77 increased 4% sequentially and 7% year on year

•	EPS, excluding charges and credits, of $0.85 increased 13% sequentially and 18% year on year

•	Net income attributable to SLB of $1.11 billion increased 4% sequentially and 8% year on year

•	Adjusted EBITDA of $2.29 billion increased 11% sequentially and 17% year on year

•	Cash flow from operations was $1.44 billion and free cash flow was $776 million

•	Board approved quarterly cash dividend of $0.275 per share

LONDON, July 19, 2024—SLB (NYSE: SLB) today announced results for the second-quarter 2024.

Second-Quarter Results

	Three Months Ended			(Stated in millions, except per share amounts) Change
	Jun. 30, 2024	Mar. 31, 2024	Jun. 30, 2023	Sequential	Year-on-year
Revenue	$9,139	$8,707	$8,099	5%	13%
Income before taxes - GAAP basis	$1,421	$1,357	$1,293	5%	10%
Income before taxes margin - GAAP basis	15.5%	15.6%	16.0%	-4 bps	-42 bps
Net income attributable to SLB - GAAP basis	$1,112	$1,068	$1,033	4%	8%
Diluted EPS - GAAP basis	$0.77	$0.74	$0.72	4%	7%

Adjusted EBITDA*	$2,288	$2,057	$1,962	11%	17%
Adjusted EBITDA margin*	25.0%	23.6%	24.2%	142 bps	81 bps
Pretax segment operating income*	$1,854	$1,649	$1,581	12%	17%
Pretax segment operating margin*	20.3%	18.9%	19.5%	135 bps	76 bps
credits*	$1,224	$1,082	$1,033	13%	19%
Diluted EPS, excluding charges & credits*	$0.85	$0.75	$0.72	13%	18%

Revenue by Geography
International	$7,452	$7,056	$6,297	6%	18%
North America	1,644	1,598	1,746	3%	-6%
Other	43	53	56	n/m	n/m

	$9,139	$8,707	$8,099	5%	13%

	(Stated in milions)
	Three Months Ended			Change
	Jun. 30, 2024	Mar. 31, 2024	Jun. 30, 2023	Sequential	Year-on-year
Revenue by Division
Digital & Integration	$1,050	$953	$947	10%	11%
Reservoir Performance	1,819	1,725	1,643	5%	11%
Well Construction	3,411	3,368	3,362	1%	1%
Production Systems	3,025	2,818	2,313	7%	31%
Other	(166)	(157)	(166)	n/m	n/m

	$9,139	$8,707	$8,099	5%	13%

Pretax Operating Income by Division
Digital & Integration	$325	$254	$322	28%	1%
Reservoir Performance	376	339	306	11%	23%
Well Construction	742	690	731	7%	1%
Production Systems	473	400	278	18%	70%
Other	(62)	(34)	(56)	n/m	n/m

	$1,854	$1,649	$1,581	12%	17%

Pretax Operating Margin by Division
Digital & Integration	31.0%	26.6%	34.0%	435 bps	-304 bps
Reservoir Performance	20.6%	19.7%	18.6%	98 bps	205 bps
Well Construction	21.7%	20.5%	21.7%	125 bps	0 bps
Production Systems	15.6%	14.2%	12.0%	146 bps	361 bps
Other	n/m	n/m	n/m	n/m	n/m

	20.3%	18.9%	19.5%	135 bps	76 bps

SLB acquired the Aker subsea business during the fourth quarter of 2023 in connection with the formation of the OneSubsea joint venture. The acquired business generated revenue of $485 million during the second quarter of 2024. Excluding the impact of this accquisition, SLB’s global second-quarter 2024 revenue increased 7% year on year; international second-quarter 2024 revenue increased 11% year on year; and Production Systems second-quarter 2024 revenue increased 10% year on year.

*	These are non-GAAP financial measures. See sections titled “Divisions” and Supplementary Information for details.

n/m = not meaningful

Broad-Based Growth Driven by the International Markets

SLB CEO Olivier Le Peuch commented, “We achieved solid second-quarter results, with broad-based international revenue growth and margin expansion across all Divisions. Our Core business continued to build on its positive momentum and our digital business accelerated, resulting in our highest quarterly international revenue since 2014. These results demonstrate SLB’s strong position in key, resilient markets, as we continue to benefit from elevated activity in the Middle East & Asia, particularly in gas, and our clients’ increased investments in deepwater basins, exploration, and digital.

“Sequentially, revenue grew 5%, led by the Middle East & Asia, which increased 6%. The increase in this area was driven by capacity expansions, gas development projects, and production and recovery, with a majority of GeoUnits in the area achieving record revenue. We also continued to benefit from our enhanced offshore exposure, particularly in deepwater basins across Latin America, Europe & Africa, and in the US Gulf of Mexico.

Production Systems, Reservoir Performance, and Digital Lead the Way

“Our Core Divisions—Reservoir Performance, Well Construction, and Production Systems—grew combined revenue by 4% sequentially and expanded pretax segment operating margin by 120 basis points (bps). This strong performance was driven by the international markets, where revenue once again reached a new cycle high.

“Sequentially, Production Systems grew by 7% and Reservoir Performance increased by 5%, with growth led by subsea production systems and with artificial lift, valves, surface production systems, intervention, and stimulation each posting their highest quarterly revenue of the cycle. This was the result of strong activity in Europe & Africa, Latin America, and the Middle East & Asia, stemming from the combination of long-cycle development activity and the acceleration of production and recovery investments. Meanwhile, Well Construction also grew sequentially with measurements and fluids each posting cycle-high quarterly revenue. This was supported by land activity and offshore developments in the Middle East & Asia and Latin America, partially offset by lower drilling in US land.

“Our Digital & Integration Division also performed well, with revenue increasing 10% sequentially. This was entirely driven by high-margin growth in digital, where revenue reached a new quarterly high and remains on track to achieve our high-teens growth ambition for the full year. Our strong results were fueled by exploration data license sales and the increased adoption of our Cloud, AI, and Edge technology platforms.

“Overall, our financial performance in the second quarter was strong as our adjusted EBITDA margin expanded 142 bps sequentially, cash flow from operations was $1.44 billion, and free cash flow was $776 million.

“Additionally, during the first half of the year, we returned $1.49 billion to shareholders through stock repurchases and dividends, and we are on track to return $3.0 billion to shareholders in 2024.

“Thank you to the SLB team for delivering such a strong performance this quarter. I look forward to building on these positive results throughout the rest of the year.”

Enhancing Margins with Further Opportunities Ahead

“Throughout the cycle, SLB has consistently achieved industry-leading financial results by leveraging our differentiated operating footprint and leading technical and digital offerings. As we continue to navigate this cycle, we are poised to capture quality revenue growth and unlock further margin expansion through increased technology deployment and digital adoption, as well as a heightened focus on operating efficiency and the optimization of our support structure.

“Looking ahead to the second half of the year, we expect ongoing momentum in the international markets, strong digital sales, and our cost efficiency programs will enable us to expand margins and deliver our ambition to grow full-year adjusted EBITDA in the mid-teens.

“Beyond 2024, the fundamentals of this cycle remain in place, and there is a long tailwind of growth opportunities, including long-cycle gas and deepwater projects, production and recovery activity, and the secular trends of digital and decarbonization. This represents a strong backdrop to continue our margin expansion and cash generation journey.

“Our strategy across our three engines of growth—Core, Digital, and New Energy—is built to harness each of these opportunities, and we are only becoming stronger through our elevated digital offerings, the additional capabilities of OneSubsea, and the announced pending acquisition of ChampionX.

“This business environment favors SLB’s strengths. With our continued performance and ongoing emphasis on capital discipline and cost efficiency, we remain well positioned to outperform the market and deliver on our commitment to returns to shareholders.”

Other Events

During the quarter, SLB repurchased 9.9 million shares of its common stock for a total purchase price of $465 million. For the first half of the year, SLB repurchased a total of 15.3 million shares of its common stock for a total purchase price of $735 million.

On May 29, 2024, SLB issued $500 million of 5.000% Senior Notes due 2027, $500 million of 5.000% Senior Notes due 2029, and $500 million of 5.000% Senior Notes due 2034.

On June 14, 2024, SLB and Aker Carbon Capture (ACC) announced the closing of their previously announced joint venture. The new company combines technology portfolios, expertise, and operations platforms to support accelerated carbon capture adoption for industrial decarbonization at scale. Following the transaction, SLB owns 80% of the combined business and ACC owns 20%.

On July 18, 2024, SLB’s Board of Directors approved a quarterly cash dividend of $0.275 per share of outstanding common stock, payable on October 10, 2024, to stockholders of record on September 4, 2024.

Second-Quarter Revenue by Geographical Area

	(Stated in millions)
	Three Months Ended			Change
	Jun. 30, 2024	Mar. 31, 2024	Jun. 30, 2023	Sequential	Year-on-year
North America	$1,644	$1,598	$1,746	3%	-6%
Latin America	1,742	1,654	1,624	5%	7%
Europe & Africa*	2,442	2,322	2,031	5%	20%
Middle East & Asia	3,268	3,080	2,642	6%	24%
Eliminations & other	43	53	56	n/m	n/m

	$9,139	$8,707	$8,099	5%	13%

International	$7,452	$7,056	$6,297	6%	18%
North America	$1,644	$1,598	$1,746	3%	-6%

SLB acquired the Aker subsea business during the fourth quarter of 2023 in connection with the formation of the OneSubsea joint venture. The acquired business generated revenue of $485 million during the second quarter of 2024. Excluding the impact of this accquisition, SLB’s global second-quarter 2024 revenue increased 7% year on year and international second-quarter 2024 revenue increased 11% year on year.

*	Includes Russia and the Caspian region

n/m = not meaningful

International

Revenue in Latin America of $1.74 billion increased 5% sequentially due to higher sales of production systems in Brazil and robust stimulation and intervention activity in Argentina. Digital revenue grew in the double digits, offset by lower Asset Performance Solutions (APS) revenue. Year on year, revenue increased 7% due to higher sales of production systems in Brazil and robust drilling activity in Argentina, partially offset by lower drilling revenue in Mexico.

Europe & Africa revenue of $2.44 billion increased 5% sequentially due to higher sales of production systems in Scandinavia and West Africa and increased artificial lift revenue in North Africa from new projects. Sequential growth was boosted by a more than 20% increase in digital revenue. Year on year, revenue increased 20% driven by the acquired Aker subsea business, primarily in Scandinavia, and increased offshore exploration, drilling, and production activity in Angola, Central and East Africa. Double-digit growth in digital revenue also contributed to the year-on-year growth.

Revenue in the Middle East & Asia of $3.27 billion increased 6% sequentially due to increased sales of production systems and increased intervention and evaluation activity in Saudi Arabia. Higher digital revenue across the area and increased drilling in Iraq, United Arab Emirates, China, and East Asia also contributed to the sequential growth. Year on year, revenue increased 24% due to higher drilling, intervention, and evaluation activity as well as increased sales of production systems in Saudi Arabia. Higher drilling in United Arab Emirates, Egypt, East Asia, Indonesia, and China, as well as the acquired Aker subsea business in Australia, also contributed to the year-on-year growth.

North America

North America revenue of $1.64 billion increased 3% sequentially due to higher revenue in North America offshore driven by higher digital revenue, mainly sales of exploration data licenses and increased drilling. The sequential growth was partially offset by lower drilling revenue in US land and lower sales of production systems in the US Gulf of Mexico. Year on year, revenue declined 6% due to lower drilling in US land and reduced sales of production systems in the US Gulf of Mexico.

Second-Quarter Results by Division

Digital & Integration

	(Stated in milions)
	Three Months Ended			Change
	Jun. 30, 2024	Mar. 31, 2024	Jun. 30, 2023	Sequential	Year-on-year
Revenue
International	$757	$717	$712	6%	6%
North America	291	236	234	23%	24%
Other	2	—	1	n/m	n/m

	$1,050	$953	$947	10%	11%

Pretax operating income	$325	$254	$322	28%	1%
Pretax operating margin	31.0%	26.6%	34.0%	435 bps	-304 bps

n/m = not meaningful

Digital & Integration revenue of $1.05 billion increased 10% sequentially due to higher digital revenue while APS revenue was flat. Growth in digital revenue was driven by the increased adoption of our Cloud, AI, and Edge technology platforms and higher exploration data license sales. Year on year, revenue increased 11% due to digital growing in line with our ambition of full-year growth in the high-teens while APS revenue was flat.

Digital & Integration pretax operating margin of 31% expanded 435 bps sequentially, mostly due to improved profitability in digital following strong exploration data license sales and higher uptake of digital solutions. Year on year, pretax operating margin contracted 304 bps due to lower profitability in APS from the effects of higher APS amortization expense and lower gas prices.

Reservoir Performance

	(Stated in milions)
	Three Months Ended			Change
	Jun. 30, 2024	Mar. 31, 2024	Jun. 30, 2023	Sequential	Year-on-year
Revenue
International	$1,684	$1,592	$1,512	6%	11%
North America	134	130	130	3%	4%
Other	1	3	1	n/m	n/m

	$1,819	$1,725	$1,643	5%	11%

Pretax operating income	$376	$339	$306	11%	23%
Pretax operating margin	20.6%	19.7%	18.6%	98 bps	205 bps

n/m = not meaningful

Reservoir Performance revenue of $1.82 billion grew 5% sequentially due to increased intervention and stimulation activity across all geographic areas. While approximately 70% of the revenue growth came from the Middle East & Asia, this growth was widespread across land and offshore and generally from production activity. Year on year, revenue increased 11% due to increased stimulation and intervention activity, with approximately 80% of the revenue growth coming from the Middle East & Asia.

Reservoir Performance pretax operating margin of 21% expanded 98 bps sequentially with profitability improving across the international markets driven by higher activity. Year on year, pretax operating margin expanded 205 bps on improved profitability in the international markets driven by higher activity and improved pricing from increased technology intensity.

Well Construction

	(Stated in milions)
	Three Months Ended			Change
	Jun. 30, 2024	Mar. 31, 2024	Jun. 30, 2023	Sequential	Year-on-year
Revenue
International	$2,768	$2,707	$2,582	2%	7%
North America	592	604	721	-2%	-18%
Other	51	57	59	n/m	n/m

	$3,411	$3,368	$3,362	1%	1%

Pretax operating income	$742	$690	$731	7%	1%
Pretax operating margin	21.7%	20.5%	21.7%	125 bps	0 bps

n/m = not meaningful

Well Construction revenue of $3.41 billion increased 1% sequentially and year on year with record quarterly revenue in measurements and fluids. This was supported by ongoing land activity and offshore developments in the Middle East & Asia and Latin America, partially offset by lower drilling in US land.

Well Construction pretax operating margin of 22% expanded 125 bps sequentially due to international activity increases in measurements and fluids. Year on year, pretax operating margin was flat as improved profitability internationally was offset by margin contraction in North America as a result of lower drilling activity.

Production Systems

	(Stated in millions)
	Three Months Ended			Change
	Jun. 30, 2024	Mar. 31, 2024	Jun. 30, 2023	Sequential	Year-on-year
Revenue
International	$2,378	$2,164	$1,628	10%	46%
North America	640	647	679	-1%	-6%
Other	7	7	6	n/m	n/m

	$3,025	$2,818	$2,313	7%	31%

Pretax operating income	$473	$400	$278	18%	70%
Pretax operating margin	15.6%	14.2%	12.0%	146 bps	361 bps

SLB acquired the Aker subsea business during the fourth quarter of 2023 in connection with the formation of the OneSubsea joint venture. The acquired business generated revenue of $485 million during the second quarter of 2024. Excluding the impact of this accquisition, SLB’s global second-quarter 2024 revenue increased 7% year on year and Production Systems second-quarter 2024 revenue increased 10% year on year.

n/m = not meaningful

Production Systems revenue of $3.03 billion increased 7% sequentially with growth led by subsea production systems and with artificial lift, valves, and surface production systems posting record quarterly revenue in this cycle. Sequential growth was driven by the international markets with strong activity in Europe & Africa, followed by Latin America and the Middle East & Asia. Year on year, revenue grew 31%, mainly due to the acquisition of the Aker subsea business. Excluding the effects of the Aker subsea acquisition, revenue grew 10% year on year driven by a 16% increase in international sales. Organic year-on-year growth was led by strong international sales of artificial lift, surface production systems, completions, and valves, partially offset by reduced sales of midstream production systems.

Production Systems pretax operating margin of 16% expanded 146 bps sequentially with improved profitability in subsea production systems and artificial lift. Year on year, pretax operating margin expanded 361 bps due to improved profitability in subsea production systems, artificial lift, and surface production systems. The margin expansions were driven by activity mix, execution efficiency, and conversion of improved-price backlog.

Quarterly Highlights

CORE

Contract Awards

SLB continues to win new contract awards that align with SLB’s core strengths, particularly in the international and offshore basins. Notable highlights include the following:

•

In the Kingdom of Saudi Arabia, Saudi Aramco awarded SLB a long-term contract for unconventional gas directional drilling services and drilling bits, in support of Aramco’s strategic goal to increase gas production by more than 60% by 2030, compared to 2021 levels. SLB will provide innovative fit-for-basin technologies, services, and best-in-class practices developed in collaboration with Aramco. Cutting edge technologies, including the NeoSteer™ at-bit-rotary-steerable system and unique drilling bits developed and manufactured in Saudi Arabia, complemented with Performance Live™ and advanced drilling automation will continue to deliver record-breaking performances and mitigate operation risks.

•

In Qatar, a customer awarded SLB a five-year contract for directional drilling, measurement-while-drilling, and logging-while-drilling services. The contract will extend the deployment of the GeoSphere HD™ high-definition reservoir mapping-while-drilling service and the GeoSphere 360™ 3D reservoir mapping-while-drilling service for proactive steering, waterfront identification, and acquisition of valuable information for subsurface modeling.

•

In Egypt, SLB received a contract to integrate well construction solutions and technologies for the exploration and appraisal of five wells targeting the eastern Mediterranean hub with opportunity to expand the contract to include more wells. SLB will provide leading shoe-to-shoe solutions, which include the use of the AxeBlade™ ridged diamond element bit cutter technology, Rhino™ multicycle hydraulic underreamers, SonicScope™ multipole sonic-while-drilling service, StethoScope™ formation pressure-while-drilling service, and Orbit™ rising stem ball valves.

•

Offshore Norway, Equinor awarded SLB OneSubsea a contract for the front-end engineering design of a 12-well, all-electric subsea production systems project in the Fram Sør Field. The project will fast-track wide-scale global adoption of electric subsea technology, setting new standards for increased operator control, subsea operational efficiency, and reduced offshore emissions. As part of the agreement, future engineering, procurement, and construction will be directly awarded to SLB OneSubsea conditional on a final investment decision.

•

Also offshore Norway, Equinor awarded SLB OneSubsea a contract for the execution of the second stage of Phase 3 for Equinor’s Troll project in the North Sea. To accelerate field delivery of the subsea tieback to existing infrastructure, SLB OneSubsea will leverage configurable solutions compliant with NCS2017+ for standardized subsea production systems for application in the Norwegian Continental Shelf. The objective for Troll Phase 3, Stage 2 is to accelerate production from the reservoir of approximately 55 billion standard cubic meters of gas.

•

Also offshore Norway, OKEA awarded SLB OneSubsea and Subsea7 an integrated engineering, procurement, construction, and installation contract. The alliance will develop the Bestla (formerly known as Brasse) Project in the North Sea, offshore Norway, specifically to accelerate the subsea tieback delivery to aging platforms for profitable and sustainable marginal field development.

•

Offshore Angola, TotalEnergies awarded SLB OneSubsea a contract for a 13-well subsea production system scope, including associated equipment and services, in the development of the Kaminho project. The project will be developed by TotalEnergies and its Block 20/11 partners in two phases for the Cameia and Golfinho discoveries. During the Kaminho project’s first phase of development for the Cameia field, SLB OneSubsea will collaborate with TotalEnergies to deploy a highly configurable subsea production platform with standardized vertical monobore subsea tree, wellhead, and controls system.

Technology and Performance

Notable technology introductions and deployment in the quarter include the following:

•

In the US Gulf of Mexico (GOM), SLB and Shell Offshore Inc. deployed Wellbore Insights on Delfi™ digital platform to enable record-setting formation flowback volumes for deep reading pressure transients on wireline. The solution enables cloud-based, wellbore dynamics modeling workflows and prejob planning in addition to real-time updates from the wellsite. Shell was able to significantly increase the volume of reservoir fluid that could be safely introduced during the sampling and testing operation, improving accuracy and enhancing the radius of investigation. Shell received a better forecast of reservoir production and avoided a costly wiper trip, which eliminated more than 400 metric tons of CO2e and saved 72 hours of rig-time costs.

•

In Mexico, SLB and Pemex deployed OpenPath Flex™ customizable acid stimulation service for the first time in its strategic fields that target deep, hot, and heterogeneous carbonate reservoirs. The initial implementation of the technology, in a well with 365-degrees-Fahrenheit bottomhole static temperature, resulted in a 3.6-fold production increase. Based on these results and additional successful treatments, Pemex has transitioned to OpenPath Flex service as the preferred stimulation system in its strategic fields.

Decarbonization

SLB is focused on developing and implementing technologies that can reduce emissions and environmental impact with practical, quantifiably proven solutions. Highlights include the following:

•

In Morocco, Eni used SLB aqueous fluid solutions to positively impact both performance and sustainability goals for a recent challenging exploration well. Deploying HydraGlyde™ high-performance water-based drilling fluid system, SLB ensured 18 days of well stability in a high-temperature 12.25-inch section, which saved time in operations and enabled 100% of the fluid to be recycled between sections.

•

In United Arab Emirates, SLB and Abu Dhabi National Oil Company (ADNOC) Onshore successfully deployed the EcoShield™ low-carbon geopolymer cement-free system, paving the way to decarbonize cementing operations. This first deployment in Abu Dhabi eliminated conventional Class G cement and used sustainable, locally sourced materials during the cementing of conductor casing. This operation achieved an estimated 85% reduction in CO2 emissions compared with conventional conductor casing cement and represents a major milestone on the oil and gas industry’s path to net zero. Because of this success, ADNOC and SLB are looking to expand technology application in surface casing jobs and beyond.

DIGITAL

SLB is deploying digital technology at scale, partnering with customers to migrate their technology and workflows into the cloud, embrace new AI-enabled capabilities, and leverage insights to elevate their performance. Notable highlights include the following:

Contract Awards

•

SLB and TotalEnergies announced a 10-year partnership to codevelop scalable digital solutions for enabling access to energy resources, with improved performance and efficiency. The partnership establishes a flexible framework for the companies to work together on addressing key challenges across the energy value chain, including carbon capture, utilization, and sequestration (CCUS). The companies will integrate advanced digital capabilities, including AI, with new and existing applications on SLB’s extensible Delfi digital platform, adhering to the Open Group’s OSDU® Technical Standard, and will initially focus on subsurface digital solutions for reservoir engineering and geoscience modeling and interpretation, leveraging Delfi on-demand reservoir simulation.

•

In Norway, Aker BP has awarded SLB a digital transformation contract to codevelop a digital platform. This long-term partnership aims to digitally transform Aker BP’s subsurface workflows, reducing costs, shortening planning cycles, and increasing production. The Delfi digital platform and Open Group’s OSDU® Technical Standard will be used as key enablers for the transformation of the company’s subsurface workflows.

•

In Azerbaijan, an operator awarded SLB a contract for 3D and 4D ocean-bottom node seismic processing over one of the production assets in the Caspian Sea. The scope includes the seismic processing of baseline and monitoring surveys that will be acquired from 2024 to 2028. The Omega™ geophysical data processing software, supported by cloud-compute scalability, will be used to deliver high-quality 4D insights in short turnaround times to allow bp to monitor asset production.

•

Offshore Eastern Canada, Hibernia Management and Development Company Ltd. (HMDC) and ExxonMobil Canada awarded SLB contracts for the Hibernia and Hebron 3D and 4D seismic processing projects. The results from this project are anticipated to maximize value from both fields. In these projects, SLB’s innovative and collaborative science-based solutions will help progress the energy sector.

•

In Oman, ARA Petroleum Exploration and Production (ARA), part of the wider Zubair Corporation, awarded SLB a five-year contract to enhance ARA’s reservoir engineering capabilities. Aligning with its strategic goals to boost efficiency and productivity, SLB will help to maximize production from small fields with future discovery technologies. The partnership will integrate technologies to support business growth, provide insights on field development plans, and evaluate new discoveries. Advanced wellbore imaging in the Techlog™ wellbore software will increase subsurface understanding, Petrel™ subsurface software machine learning will improve modeling, and Intersect™ high-resolution reservoir simulator will deliver precise forecasting.

NEW ENERGY

SLB continues to participate in the global transition to low-carbon energy systems through innovative technology and strategic partnerships, including the following:

•

In Indonesia, SLB has secured a contract from INPEX Masela, Ltd., a subsidiary of INPEX Corporation, to support the national strategic project for carbon capture and sequestration in Abadi Field. SLB will deploy a suite of its subsurface and production software—including Olga™ dynamic multiphase flow simulator, Intersect high-resolution reservoir simulator, and Visage™ finite-element geomechanics simulator—to help identify the reservoir’s compaction, caprock integrity, and surface subsidence risks.

•

In Australia, SLB was awarded a contract by Chevron Australia for wireline evaluation services to support a project to optimize the Gorgon Carbon Capture and Storage (CCS) system on Barrow Island. The project aims to expand the system’s capacity to manage water found within the reservoir where carbon dioxide is stored, reducing reservoir pressure and enabling increased carbon dioxide injection rates. Gorgon CCS is one of the world’s largest operational CCS projects and, as of July 2024, has safely stored more than 9.7 million tons of CO2e.

•

In Pakistan, Oil and Gas Development Company Limited (OGDCL) has partnered with SLB to develop a strategy for utilizing geothermal resources in hydrocarbon fields across Pakistan. As part of the collaboration, SLB will help OGDCL develop a plan for evaluation of the geothermal potential of 25 fields in the northern, southern, and central fields in Pakistan. SLB experts together with the OGDCL team will assess surface, subsurface, and well data of the fields to identify focus areas. The scope of the initial OGDCL pilot project includes screening, evaluation, and selection of nine fields for detailed analysis, estimation of geothermal potential, wellbore modeling, and determination of next steps.

•

In Indonesia, a geothermal operator has awarded SLB a four-year integrated drilling well services contract for geothermal development. SLB will provide integrated project management, well construction, and third-party services, including air drilling, fishing, and liner adapters.

•

In the United States, SLB and Ormat Technologies, Inc. have partnered to develop and deliver integrated geothermal projects that offer operators a comprehensive suite of solutions, from exploration and resource assessment to power plant commissioning and operation. This strategic collaboration combines the SLB industry-leading expertise in reservoir characterization, well completion, and production technologies with Ormat’s industry-leading expertise in geothermal fields and project development; power plant design; manufacturing; operations; and engineering, procurement, and construction capabilities. The focus will be on both traditional geothermal systems and enhanced geothermal systems.

•

Also in the United States, SLB New Energy launched a new commercially available 3D basin model report of the Smackover lithium formation in Arkansas and Texas, covering an area of more than 17 million-acres and focusing on the Smackover carbonate ramp for lithium sweet spots of close to six million acres. The Smackover report was created reviewing more than 6,800 well logs. This is the first lithium basin report developed through a combination of SLB subsurface expertise and lithium-brine knowledge using advanced digital technology for modeling and simulation, such as Petromod basin modeling software and Petrel™ subsurface software, and innovative proprietary workflows for lithium resources characterization. This multiclient report combines public data—well logs, porosity data, temperature, geochemistry—to generate models of the estimated lithium resources in place to accelerate, optimize, and derisk the exploration workflow and Smackover projects development.

•

Also in the United States, SLB and Pantera Minerals partnered to advance the previously identified leads and multiple reentry wells into drill-ready prospects in the Smackover lithium asset in Arkansas. Using industry-leading subsurface expertise and digital technology, SLB will combine 2D seismic, gravity, and magnetic data to create a 3D static model that defines the extent of the Upper Smackover Formation and the location of faults. The model will identify optimal well locations for future well planning and designs, as well as provide resource estimation in the Arkansas Smackover formation.

FINANCIAL TABLES

Condensed Consolidated Statement of Income

	(Stated in millions, except per share amounts)
	Second Quarter		Six Months
Periods Ended June 30,	2024	2023	2024	2023
Revenue	$9,139	$8,099	$17,846	$15,835
Interest & other income (1)	85	82	169	174
Expenses
Cost of revenue (1)	7,262	6,502	14,270	12,787
Research & engineering	188	163	369	337
General & administrative	94	96	215	187
Merger & integration (1)	16	—	27	—
Restructuring (1)	111	—	111	—
Interest	132	127	245	244

Income before taxes (1)	$1,421	$1,293	$2,778	$2,454
Tax expense (1)	276	246	535	464

Net income (1)	$1,145	$1,047	$2,243	$1,990
Net income attributable to noncontrolling interests (1)	33	14	63	23

Net income attributable to SLB (1)	$1,112	$1,033	$2,180	$1,967

Diluted earnings per share of SLB (1)	$0.77	$0.72	$1.51	$1.36

Average shares outstanding	1,428	1,423	1,429	1,425
Average shares outstanding assuming dilution	1,443	1,442	1,445	1,444

Depreciation & amortization included in expenses (2)	$631	$561	$1,231	$1,124

(1)	See section entitled “Charges & Credits” for details.
(2)	Includes depreciation of fixed assets and amortization of intangible assets, exploration data costs, and APS investments.

Condensed Consolidated Balance Sheet

		(Stated in millions)
Assets	Jun. 30, 2024	Dec. 31, 2023
Current Assets
Cash and short-term investments	$4,003	$3,989
Receivables	8,605	7,812
Inventories	4,504	4,387
Other current assets	1,405	1,530

	18,517	17,718
Investment in affiliated companies	1,678	1,624
Fixed assets	7,335	7,240
Goodwill	14,530	14,084
Intangible assets	3,198	3,239
Other assets	4,115	4,052

	$49,373	$47,957

Liabilities and Equity
Current Liabilities
Accounts payable and accrued liabilities	$10,099	$10,904
Estimated liability for taxes on income	867	994
Short-term borrowings and current portion of long-term debt	1,033	1,123
Dividends payable	410	374

	12,409	13,395
Long-term debt	12,156	10,842
Other liabilities	2,528	2,361

	27,093	26,598
Equity	22,280	21,359

	$49,373	$47,957

Liquidity

	(Stated in millions)
Components of Liquidity	Jun. 30, 2024	Mar. 31, 2024	Jun. 30, 2023	Dec. 31, 2023
Cash and short-term investments	$4,003	$3,491	$3,194	$3,989
Short-term borrowings and current portion of long-term debt	(1,033)	(1,430)	(1,993)	(1,123)
Long-term debt	(12,156)	(10,740)	(11,342)	(10,842)

Net Debt (1)	$(9,186)	$(8,679)	$(10,141)	$(7,976)

Details of changes in liquidity follow:

Periods Ended June 30,	Six Months 2024	Second Quarter 2024	Six Months 2023
Net income	$2,243	$1,145	$1,990
Charges and credits, net of tax (2)	139	120	(28)

	2,382	1,265	1,962
Depreciation and amortization (3)	1,231	631	1,124
Stock-based compensation expense	173	73	160
Change in working capital	(2,044)	(558)	(1,286)
Other	21	25	(22)

Cash flow from operations	1,763	1,436	1,938

Capital expenditures	(862)	(463)	(881)
APS investments	(256)	(135)	(253)
Exploration data capitalized	(91)	(62)	(83)

Free cash flow (4)	554	776	721

Dividends paid	(751)	(394)	(605)
Stock repurchase program	(735)	(465)	(443)
Proceeds from employee stock plans	120	5	124
Business acquisitions and investments, net of cash acquired	(505)	(478)	(262)
Purchases of Blue Chip Swap securities	(76)	(24)	(100)
Proceeds from sale of Blue Chip Swap securities	51	17	61
Proceeds from sale of Liberty shares	—	—	137
Taxes paid on net settled stock-based compensation awards	(78)	—	(144)
Other	39	(19)	(128)

Increase in net debt before impact of changes in foreign exchange rates	(1,381)	(582)	(639)
Impact of changes in foreign exchange rates on net debt	171	75	(170)

Increase in Net Debt	(1,210)	(507)	(809)
Net Debt, beginning of period	(7,976)	(8,679)	(9,332)

Net Debt, end of period	$(9,186)	$(9,186)	$(10,141)

(1)

“Net Debt” represents gross debt less cash and short-term investments. Management believes that Net Debt provides useful information to investors and management regarding the level of SLB’s indebtedness by reflecting cash and investments that could be used to repay debt. Net Debt is a non-GAAP financial measure that should be considered in addition to, not as a substitute for or superior to, total debt.

(2)	See section entitled “Charges & Credits” for details.
(3)	Includes depreciation of fixed assets and amortization of intangible assets, exploration data costs, and APS investments.
(4)

“Free cash flow” represents cash flow from operations less capital expenditures, APS investments, and exploration data costs capitalized. Management believes that free cash flow is an important liquidity measure for the company and that it is useful to investors and management as a measure of SLB’s ability to generate cash. Once business needs and obligations are met, this cash can be used to reinvest in the company for future growth or to return to shareholders through dividend payments or share repurchases. Free cash flow does not represent the residual cash flow available for discretionary expenditures. Free cash flow is a non-GAAP financial measure that should be considered in addition to, not as a substitute for or superior to, cash flow from operations.

Charges & Credits

In addition to financial results determined in accordance with US generally accepted accounting principles (GAAP), this second-quarter 2024 earnings release also includes non-GAAP financial measures (as defined under the SEC’s Regulation G). In addition to the non-GAAP financial measures discussed under “Liquidity”, SLB net income, excluding charges & credits, as well as measures derived from it (including diluted EPS, excluding charges & credits; effective tax rate, excluding charges & credits; adjusted EBITDA and adjusted EBITDA margin) are non-GAAP financial measures. Management believes that the exclusion of charges & credits from these financial measures provide useful perspective on SLB’s underlying business results and operating trends, and a means to evaluate SLB’s operations period over period. These measures are also used by management as performance measures in determining certain incentive compensation. The foregoing non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. The following is a reconciliation of certain of these non-GAAP measures to the comparable GAAP measures. For a reconciliation of adjusted EBITDA to the comparable GAAP measure, please refer to the section titled “Supplementary Information” (Question 9).

	Second Quarter 2024
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS
SLB net income (GAAP basis)	$1,421	$276	$33	$1,112	$0.77
Cost-out program (1)	111	17	—	94	0.07
Merger & integration (2)	31	5	8	18	0.01

SLB net income, excluding charges & credits	$1,563	$298	$41	$1,224	$0.85

	First Quarter 2024
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS
SLB net income (GAAP basis)	$1,357	$259	$30	$1,068	$0.74
Merger & integration (1)	25	6	5	14	0.01

SLB net income, excluding charges & credits	$1,382	$265	$35	$1,082	$0.75

	Six Months 2024
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS
SLB net income (GAAP basis)	$2,778	$535	$63	$2,180	$1.51
Cost-out program (1)	111	17	—	$94	$0.07
Merger & integration (3)	56	11	13	32	0.02

SLB net income, excluding charges & credits	$2,945	$563	$76	$2,306	$1.60

	Six Months 2023
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS
SLB net income (GAAP basis)	$2,454	$464	$23	$1,967	$1.36
Gain on sale of Liberty shares (4)	(36)	(8)	—	(28)	(0.02)

SLB net income, excluding charges & credits	$2,418	$456	$23	$1,939	$1.34

(1)	Classified in Restructuring in the Condensed Consolidated Statement of Income.
(2)	$15 million of these charges were classified in Cost of revenue in the Condensed Consolidation Statement of Income with the remaining $16 million classified in Merger & integration.
(3)	$29 million of these charges were classified in Cost of revenue in the Condensed Consolidation Statement of Income with the remaining $27 million classified in Merger & integration.
(4)	Classified in Interest & other income in the Condensed Consolidated Statement of Income.

There were no charges or credits during the second quarter of 2023.

Divisions

					(Stated in millions)
	Three Months Ended
	Jun. 30, 2024		Mar. 31, 2024		Jun. 30, 2023
	Revenue	Income Before Taxes	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Digital & Integration	$1,050	$325	$953	$254	$947	$322
Reservoir Performance	1,819	376	1,725	339	1,643	306
Well Construction	3,411	742	3,368	690	3,362	731
Production Systems	3,025	473	2,818	400	2,313	278
Eliminations & other	(166)	(62)	(157)	(34)	(166)	(56)

Pretax segment operating income		1,854		1,649		1,581
Corporate & other		(191)		(191)		(183)
Interest income(1)		29		34		19
Interest expense(1)		(129)		(110)		(124)
Charges & credits(2)		(142)		(25)		—

	$9,139	$1,421	$8,707	$1,357	$8,099	$1,293

	(Stated in millions)
	Six Months Ended
	Jun. 30, 2024		Jun. 30, 2023
	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Digital & Integration	$2,003	$579	$1,840	$587
Reservoir Performance	3,544	715	3,146	548
Well Construction	6,779	1,432	6,623	1,403
Production Systems	5,843	873	4,520	483
Eliminations & other	(323)	(97)	(294)	(49)

Pretax segment operating income		3,502		2,972
Corporate & other		(382)		(353)
Interest income(1)		63		36
Interest expense(1)		(238)		(237)
Charges & credits(2)		(167)		36

	$17,846	$2,778	$15,835	$2,454

(1)	Excludes amounts which are included in the segments’ results.
(2)	See section entitled “Charges & Credits” for details.

Supplementary Information

Frequently Asked Questions

1)	What is the capital investment guidance for the full-year 2024?

Capital investment (consisting of capex, exploration data costs, and APS investments) for the full-year 2024 is expected to be approximately $2.6 billion, which is the same level as full-year 2023.

2)	What were cash flow from operations and free cash flow for the second quarter of 2024?

Cash flow from operations for the second quarter of 2024 was $1.4 billion and free cash flow was $776 million.

3)	What was included in “Interest & other income” for the second quarter of 2024?

“Interest & other income” for the second quarter of 2024 was $85 million. This consisted of interest income of $38 million and earnings of equity method investments of $47 million.

4)	How did interest income and interest expense change during the second quarter of 2024?

Interest income of $38 million for the second quarter of 2024 was flat sequentially. Interest expense of $132 million increased $19 million sequentially.

5)	What is the difference between SLB’s consolidated income before taxes and pretax segment operating income?

The difference consists of corporate items, charges and credits, and interest income and interest expense not allocated to the segments, as well as stock-based compensation expense, amortization expense associated with certain intangible assets, certain centrally managed initiatives, and other nonoperating items.

6)	What was the effective tax rate (ETR) for the second quarter of 2024?

The ETR for the second quarter of 2024, calculated in accordance with GAAP, was 19.4% as compared to 19.1% for the first quarter of 2024. Excluding charges and credits, the ETR for both the second quarter of 2024 and for the first quarter of 2024 was 19.1%.

7)	How many shares of common stock were outstanding as of June 30, 2024, and how did this change from the end of the previous quarter?

There were 1.420 billion shares of common stock outstanding as of June 30, 2024, and 1.429 billion shares outstanding as of March 31, 2024.

(Stated in millions)
Shares outstanding at March 31, 2024	1,429
Vesting of restricted stock	1
Stock repurchase program	(10)

Shares outstanding at June 30, 2024	1,420

8)

What was the weighted average number of shares outstanding during the second quarter of 2024 and first quarter of 2024? How does this reconcile to the average number of shares outstanding, assuming dilution, used in the calculation of diluted earnings per share?

The weighted average number of shares outstanding was 1.428 billion during the second quarter of 2024 and 1.431 billion during the first quarter of 2024. The following is a reconciliation of the weighted average shares outstanding to the average number of shares outstanding, assuming dilution, used in the calculation of diluted earnings per share.

		(Stated in millions)
	Second Quarter 2024	First Quarter 2024
Weighted average shares outstanding	1,428	1,431
Unvested restricted stock	14	15
Assumed exercise of stock options	1	1

Average shares outstanding, assuming dilution	1,443	1,447

9)	What was SLB’s adjusted EBITDA in the second quarter of 2024, the first quarter of 2024, the second quarter of 2023, the first six months of 2024, and the first six months of 2023?

SLB’s adjusted EBITDA was $2.288 billion in the second quarter of 2024, $2.057 billion in the first quarter of 2024, and $1.962 billion in the second quarter of 2023, and was calculated as follows:

	(Stated in millions)
	Second Quarter 2024	First Quarter 2024	Second Quarter 2023
Net income attributable to SLB	$1,112	$1,068	$1,033
Net income attributable to noncontrolling interests	33	30	14
Tax expense	276	259	246

Income before taxes	$1,421	$1,357	$1,293
Charges & credits	142	25	0
Depreciation and amortization	631	600	561
Interest expense	132	113	127
Interest income	(38)	(38)	(19)

Adjusted EBITDA	$2,288	$2,057	$1,962

SLB’s adjusted EBITDA was $4.344 billion for the six months ended June 30, 2024, and $3.749 billion for the six months ended June 30, 2023, calculated as follows:

	(Stated in millions)
	Six Months 2024	Six Months 2023	Change
Net income attributable to SLB	$2,180	$1,967
Net income attributable to noncontrolling interests	63	23
Tax expense	535	464

Income before taxes	$2,778	$2,454
Charges & credits	167	(36)
Depreciation and amortization	1,231	1,124
Interest expense	245	244
Interest income	(77)	(37)

Adjusted EBITDA	$4,344	$3,749	16%

Adjusted EBITDA represents income before taxes, excluding charges & credits, depreciation and amortization, interest expense, and interest income. Management believes that adjusted EBITDA is an important profitability measure for SLB and that it provides useful perspective on SLB’s underlying business results and operating trends, and a means to evaluate SLB’s operations period over period. Adjusted EBITDA is also used by management as a performance measure in determining certain incentive compensation. Adjusted EBITDA should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP.

10)	What were the components of depreciation and amortization expense for the second quarter of 2024, the first quarter of 2024, and the second quarter of 2023?

The components of depreciation and amortization expense for the second quarter of 2024, the first quarter of 2024, and the second quarter of 2023 were as follows:

	(Stated in millions)
	Second Quarter 2024	First Quarter 2024	Second Quarter 2023
Depreciation of fixed assets	$384	$377	$353
Amortization of intangible assets	82	81	77
Amortization of APS investments	118	113	101
Amortization of exploration data costs capitalized	47	29	30

	$631	$600	$561

11)	What Divisions comprise SLB’s Core business and what were their revenue and pretax operating income for the second quarter of 2024, the first quarter of 2024, and the second quarter of 2023?

SLB’s Core business comprises the Reservoir Performance, Well Construction, and Production Systems Divisions. SLB’s Core business revenue and pretax operating income for the second quarter of 2024, first quarter of 2024, and the second quarter of 2023 are calculated as follows:

	(Stated in millions)
	Three Months Ended			Change
	Jun. 30, 2024	Mar. 31, 2024	Jun. 30, 2023	Sequential	Year-on-year
Revenue
Reservoir Performance	$1,819	$1,725	$1,643
Well Construction	3,411	3,368	3,362
Production Systems	3,025	2,818	2,313

	$8,255	$7,911	$7,318	4%	13%

Pretax Operating Income
Reservoir Performance	$376	$339	$306
Well Construction	742	690	731
Production Systems	473	400	278

	$1,591	$1,429	$1,315	11%	21%

Pretax Operating Margin
Reservoir Performance	20.6%	19.7%	18.6%
Well Construction	21.7%	20.5%	21.7%
Production Systems	15.6%	14.2%	12.0%

	19.3%	18.1%	18.0%	120 bps	130 bps

About SLB

SLB (NYSE: SLB) is a global technology company driving energy innovation for a balanced planet. With a global presence in more than 100 countries and employees representing almost twice as many nationalities, we work each day on innovating oil and gas, delivering digital at scale, decarbonizing industries, and developing and scaling new energy systems that accelerate the energy transition. Find out more at slb.com.

Conference Call Information

SLB will hold a conference call to discuss the earnings press release and business outlook on Friday, July 19, 2024. The call is scheduled to begin at 9:30 a.m. US Eastern time. To access the call, which is open to the public, please contact the conference call operator at +1 (844) 721-7241 within North America, or +1 (409) 207-6955 outside North America, approximately 10 minutes prior to the call’s scheduled start time, and provide the access code 8858313. At the conclusion of the conference call, an audio replay will be available until August 19, 2024, by dialing +1 (866) 207-1041 within North America, or +1 (402) 970-0847 outside North America, and providing the access code 1906897. The conference call will be webcast simultaneously at www.slb.com/irwebcast on a listen-only basis. A replay of the webcast will also be available at the same website until August 19, 2024.

Investors	Media
James R. McDonald – SVP, Investor Relations & Industry Affairs, SLB Joy V. Domingo – Director of Investor Relations, SLB Tel: +1 (713) 375-3535 Email: investor-relations@slb.com	Josh Byerly – Vice President of Communications, SLB Moira Duff – Director of External Communications, SLB Tel: +1 (713) 375-3407 Email: media@slb.com

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Forward-Looking Statements

This second-quarter 2024 earnings press release, as well as other statements we make, contain “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts. Such statements often contain words such as “expect,” “may,” “can,” “believe,” “predict,” “plan,” “potential,” “projected,” “projections,” “precursor,” “forecast,” “outlook,” “expectations,” “estimate,” “intend,” “anticipate,” “ambition,” “goal,” “target,” “scheduled,” “think,” “should,” “could,” “would,” “will,” “see,” “likely,” and other similar words. Forward-looking statements address matters that are, to varying degrees, uncertain, such as statements about our financial and performance targets and other forecasts or expectations regarding, or dependent on, our business outlook; growth for SLB as a whole and for each of its Divisions (and for specified business lines, geographic areas, or technologies within each Division); oil and natural gas demand and production growth; oil and natural gas prices; forecasts or expectations regarding energy transition and global climate change; improvements in operating procedures and technology; capital expenditures by SLB and the oil and gas industry; our business strategies, including digital and “fit for basin,” as well as the strategies of our customers; our capital allocation plans, including dividend plans and share repurchase programs; our APS projects, joint ventures, and other alliances; the impact of the ongoing conflict in Ukraine on global energy supply; access to raw materials; future global economic and geopolitical conditions; future liquidity, including free cash flow; and future results of operations, such as margin levels. These statements are subject to risks and uncertainties, including, but not limited to, changing global economic and geopolitical conditions; changes in exploration and production spending by our customers, and changes in the level of oil and natural gas exploration and development; the results of operations and financial condition of our customers and suppliers; the inability to achieve our financial and performance targets and other forecasts and expectations; the inability to achieve our net-zero carbon emissions goals or interim emissions reduction goals; general economic, geopolitical, and business conditions in key regions of the world; the ongoing conflict in Ukraine; foreign currency risk; inflation; changes in monetary policy by governments; pricing pressure; weather and seasonal factors; unfavorable effects of health pandemics; availability and cost of raw materials; operational modifications, delays, or cancellations; challenges in our supply chain; production declines; the extent of future charges; the inability to recognize efficiencies and other intended benefits from our business strategies and initiatives, such as digital or new energy, as well as our cost reduction strategies; changes in government regulations and regulatory requirements, including those related to offshore oil and gas exploration, radioactive sources, explosives, chemicals, and climate-related initiatives; the inability of technology to meet new challenges in exploration; the competitiveness of alternative energy sources or product substitutes; and other risks and uncertainties detailed in this press release and our most recent Forms 10-K, 10-Q, and 8-K filed with or furnished to the Securities and Exchange Commission (the “SEC”).

This press release also includes forward-looking statements relating to the proposed transaction between SLB and ChampionX, including statements regarding the benefits of the transaction and the anticipated timing of the transaction. Factors and risks that may impact future results and performance include, but are not limited to, and in each case as a possible result of the proposed transaction on each of SLB and ChampionX: the ultimate outcome of the proposed transaction between SLB and ChampionX; the effect of the announcement of the proposed transaction; the ability to operate the SLB and ChampionX respective businesses, including business disruptions; difficulties in retaining and hiring key personnel and employees; the ability to maintain favorable business relationships with customers, suppliers, and other business partners; the terms and timing of the proposed transaction; the occurrence of any event, change, or other circumstance that could give rise to the termination of the proposed transaction; the anticipated or actual tax treatment of the proposed transaction; the ability to satisfy closing conditions to the completion of the proposed transaction; other risks related to the completion of the proposed transaction and actions related thereto; the ability of SLB and ChampionX to integrate the business successfully and to achieve anticipated synergies and value creation from the proposed transaction; the ability to secure government regulatory approvals on the terms expected, at all or in a timely manner; litigation and regulatory proceedings, including any proceedings that may be instituted against SLB or ChampionX related to the proposed transaction, as well as the risk factors discussed in SLB’s and ChampionX’s most recent Forms 10-K, 10-Q, and 8-K filed with or furnished to the SEC.

If one or more of these or other risks or uncertainties materialize (or the consequences of any such development changes), or should our underlying assumptions prove incorrect, actual results or outcomes may vary materially from those reflected in our forward-looking statements. Forward-looking and other statements in this press release regarding our environmental, social, and other sustainability plans and goals are not an indication that these statements are necessarily material to investors or required to be disclosed in our filings with the SEC. In addition, historical, current, and forward-looking environmental, social, and sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future. Statements in this press release are made as of the date of this release, and SLB disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events, or otherwise.

Additional Information about the Transaction with ChampionX and Where to Find It

In connection with the proposed transaction with ChampionX, SLB filed with the SEC a registration statement on Form S-4 on April 29, 2024 (as amended, the “Form S-4”) that includes a proxy statement of ChampionX and that also constitutes a prospectus of SLB with respect to the shares of SLB to be issued in the proposed transaction (the “proxy statement/prospectus”). The Form S-4 was declared effective by the SEC on May 15, 2024. SLB and ChampionX filed the definitive proxy statement/prospectus with the SEC on May 15, 2024 (https://www.sec.gov/Archives/edgar/data/87347/000119312524139403/d818663d424b3.htm), and it was first mailed to ChampionX stockholders on or about May 15, 2024. Each of SLB and ChampionX may also file other relevant documents with the SEC regarding the proposed transaction. This document is not a substitute for the Form S-4 or proxy statement/prospectus or any other document that SLB or ChampionX may file with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT, THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of the Form S-4 and the proxy statement/prospectus (if and when available) and other documents containing important information about SLB, ChampionX and the proposed transaction, through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with, or furnished to, the SEC by SLB will be available free of charge on SLB’s website at https://investorcenter.slb.com. Copies of the documents filed with, or furnished to, the SEC by ChampionX will be available free of charge on ChampionX’s website at https://investors.championx.com. The information included on, or accessible through, SLB’s or ChampionX’s website is not incorporated by reference into this communication. ###

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